PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 4, 2022	Registration No. 333-260281

VICARIOUS SURGICAL INC.

Up to 122,932,036 Shares of Class A Common Stock
Up to 19,789,860 Shares of Class B Common Stock
Up to 10,400,000 Warrants

This prospectus supplement no. 1 supplements the prospectus dated April 4, 2022, as supplemented from time to time (the “Prospectus”), relating to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 10,400,000 Private Placement Warrants (as defined below), (ii) 10,400,000 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) that may be issued upon exercise of the Private Placement Warrants, (iii) 75,493,555 shares of Class A common stock consisting of shares of Class A common stock held by our predecessor company’s sponsor, D8 Sponsor LLC (the “Sponsor”) and certain of its transferees (the “D8 Founder Shares”), shares of Class A common stock issued in the PIPE Financing (as defined in the Prospectus), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Vicarious (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), (iv) 19,789,860 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) issued pursuant to the Business Combination Agreement, and (v) 19,789,860 shares of Class A common stock that may be issued upon the conversion of 19,789,860 shares of Class B common stock.

The Prospectus and prospectus supplement also relates to the issuance by us of up to an aggregate of 27,648,621 shares of our Class A common stock, which consists of (i) (a) up to 1,500,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants originally issued upon conversion of working capital loans made by our predecessor company, D8 Holdings Corp., a Delaware corporation (“D8”), at an exercise price of $11.50 per share of Class A common stock and (b) up to 8,900,000 shares of Class A common stock that are issuable upon the exercise of private placement warrants originally issued in a private placement in connection with the initial public offering of our predecessor company, D8, at an exercise price of $11.50 per share of Class A common stock (collectively, the “Private Placement Warrants”), and (ii) up to 17,248,621 shares of Class A common stock that are issuable upon the exercise of 17,248,621 warrants issued in connection with the initial public offering of D8 (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 9, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “RBOT” and “RBOT WS,” respectively. On May 6, 2022, the closing price of our Class A common stock was $4.03 and the closing price for our Public Warrants was $0.62.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 9, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2022

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 001-39384

VICARIOUS SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2678169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

78 Fourth Avenue Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

617-868-1700

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A common stock, $0.0001 par value per share	RBOT	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	RBOT WS	The New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐   No ☒

As of May 4, 2022, the registrant had 101,454,717 shares of Class A common stock outstanding and 19,789,860 shares of Class B common stock outstanding.

In this Quarterly Report on Form 10-Q, the terms “we,” “us,” “our,” the “Company” and “Vicarious Surgical” mean Vicarious Surgical Inc. (formerly D8 Holdings Corp.) and our subsidiaries. On September 17, 2021 (the “Closing Date”), D8 Holdings Corp., a Delaware corporation that was previously a Cayman Islands exempted company that migrated to and domesticated (“D8” and after the Business Combination described herein, the “Company”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Business Combination Agreement”), by and among D8, Snowball Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Vicarious Surgical Inc., a Delaware corporation (“Legacy Vicarious”). Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”, and such completion, the “Closing”), Merger Sub merged with and into Legacy Vicarious, with Legacy Vicarious surviving the Business Combination as a wholly-owned subsidiary of D8 (the “Merger”). In connection with the Transactions, D8 changed its name to “Vicarious Surgical Inc.” and Legacy Vicarious changed its name to “Vicarious Surgical US Inc.”

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events, our future operations or financial performance, or our plans, strategies and prospects. These statements are based on the beliefs and assumptions of our management team. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or performance, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these identifying words. The forward-looking statements are based on projections prepared by, and are the responsibility of, the Company’s management. Forward-looking statements contained in this Quarterly Report on Form 10-Q include, but are not limited to, statements about:

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably and retain our key employees;

●	the ability to maintain the listing of our Class A common stock on the NYSE;

●	the success, cost and timing of our product and service development activities;

●	the commercialization and adoption of our initial products and the success of the Vicarious System and any of our future product and service offerings;

●	the potential attributes and benefits of the Vicarious System and any of our other product and service offerings once commercialized;

●	our ability to obtain and maintain regulatory approval for the Vicarious System and our product and service offerings, and any related restrictions and limitations of any approved product or service offering;

●	our business is subject to a variety of U.S. and foreign laws, which are subject to change and could adversely affect our business;

●	our ability to identify, in-license or acquire additional technology;

●	our ability to maintain our existing license agreements and manufacturing arrangements;

●	our ability to compete with other companies currently marketing or engaged in the development of products and services for ventral hernia repair and additional surgical applications, many of which have greater financial and marketing resources than us;

●	the size and growth potential of the markets for the Vicarious System and any of our future product and service offerings, and the ability of each to serve those markets once commercialized, either alone or in partnership with others;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our ability to raise financing in the future;

●	our financial performance;

●	our intellectual property rights and how failure to protect or enforce these rights could harm our business, results of operations and financial condition

●	economic downturns and political and market conditions beyond our control and their potential to adversely affect our business, financial condition and results of operations;

●	the anticipated continued impact of the COVID-19 pandemic on our business; and

●	other factors detailed under the section titled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this report, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results, performance or achievements to differ materially from those indicated or implied by forward-looking statements such as those described under the caption “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K  and in other filings that we make with the Securities and Exchange Commission. The risks described in such filings are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ii

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

VICARIOUS SURGICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$157,011	$173,507
Prepaid expenses and other current assets	3,852	4,867
Total current assets	160,863	178,374
Restricted cash	936	1,055
Property and equipment, net	4,087	2,250
Right-of-use assets	14,085	—
Total assets	$179, 971	$181,679

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,118	$1,500
Accrued expenses	3,045	4,098
Lease liabilities, current portion	580	—
Current portion of equipment loans	47	47
Current portion of term loan	600	600
Total current liabilities	6,390	6,245
Lease liabilities, net of current portion	15,520	—
Deferred rent	—	1,631
Equipment loans, net of current portion	4	16
Term loan, net of current portion and issuance costs	534	675
Warrant liabilities	29,292	90,021
Total liabilities	51,740	98,588

Commitments and Contingencies (Note 8)

Legacy convertible preferred stock (Note 11)	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Class A Common stock, $0.0001 par value; 300,000,000 shares authorized at March 31, 2022 and December 31, 2021; 101,378,795 and 99,979,207 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	10	10
Class B Common stock, $0.0001 par value; 22,000,000 shares authorized at March 31, 2022 and December 31, 2021; 19,789,860 shares issued and outstanding at March 31, 2022 and December 31, 2021	2	2
Additional paid-in capital	152,490	149,877
Accumulated deficit	(24,271)	(66,798)
Total stockholders’ equity	128,231	83,091
Total liabilities and stockholders’ equity	$179, 971	$181,679

See accompanying notes to these condensed consolidated financial statements.

VICARIOUS SURGICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except, per share data)

	Three Months Ended March 31,
	2022	2021
Operating expenses:
Research and development	$9,848	$3,607
Sales and marketing	1,402	226
General and administrative	6,930	1,398
Total operating expenses	18,180	5,231
Loss from operations	(18,180)	(5,231)
Other income (expense):
Change in fair value of warrant liabilities	60,728	—
Interest income	8	1
Interest expense	(29)	(1)
Income/(loss) before income taxes	42,527	(5,231)
Provision for income taxes	—	—
Net income/(loss) and comprehensive gain/(loss)	$42,527	$(5,231)
Net income/(loss) per share of Class A and Class B common stock, basic	$0.35	$(0.06)
Net income/(loss) per share of Class A and Class B common stock, diluted	$0.33	$(0.06)

See accompanying notes to these condensed consolidated financial statements.

VICARIOUS SURGICAL INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED
STOCK, COMMON STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)

 (Unaudited)

(In thousands, except share data)

	Three Months Ended March 31, 2022
	Convertible		Class A & B		Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2022	—	$—	119,769,067	$12	$149,877	$(66,798)	$83,091
Exercise of common stock options	—	—	1,342,852	—	336	—	336
Exercise of public warrants	—	—	20	—	—	—	—
Vesting of restricted stock	—	—	56,716	—	—	—	—
Stock-based compensation	—	—	—	—	2,277	—	2,277
Net income	—	—	—	—	—	42,527	42,527
Balance, March 31, 2022	—	$—	121,168,655	$12	$152,490	$(24,271)	$128,231

	Three Months Ended March 31, 2021
	Convertible		Class A & B		Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, January 1, 2021	66,550,929	$46,670	20,662,068	$2	$1,772	$(31,591)	$(29,817)
Retroactive application of recapitalization (Note 1)	(66,550,929)	(46,670)	66,550,929	7	46,663	—	46,670
Adjusted balance, beginning of period	—	—	87,212,997	9	48,435	(31,591)	16,853
Exercise of common stock options	—	—	246,476	—	56	—	56
Stock-based compensation	—	—		—	256	—	256
Vesting of restricted stock	—	—	217,603	—	—	—	—
Net loss	—	—	—	—	—	(5,231)	(5,231)
Balance, March 31, 2021	—	$—	87,677,076	$9	$48,747	$(36,822)	$11,934

See accompanying notes to these condensed consolidated financial statements.

VICARIOUS SURGICAL INC.

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(in thousands)

	Three Months Ended
	2022	2021
Cash flows from operating activities:
Net income/(loss)	$42,527	$(5,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	185	41
Stock-based compensation	2,277	256
Amortization of capitalized debt issuance costs	8	—
Non-cash lease expense	217	—
Change in fair value of warrant liabilities	(60,728)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,015	(164)
Accounts payable	618	132
Accrued expenses	(1,053)	827
Lease liabilities	167	—
Deferred rent	—	(1)
Net cash used in operating activities	(14,767)	(4,140)
Cash flows from investing activities:
Purchases of property and equipment	(2,022)	(128)
Net cash (used in)/provided by investing activities	(2,022)	(128)
Cash flows from financing activities:
Repayment of equipment loans	(12)	(8)
Proceeds from term loan	—	1,500
Repayment of term loan	(150)	—
Proceeds from exercise of stock options	336	56
Net cash provided by financing activities	174	1,548
Change in cash, cash equivalents and restricted cash	(16,615)	(2,720)
Cash, cash equivalents and restricted cash, beginning of period	174,562	16,985
Cash, cash equivalents and restricted cash, end of period	$157,947	$14,265

Reconciliation of restricted cash:
Cash and cash equivalents	157,011	13,643
Restricted cash	936	622
	$157,947	$14,265
Supplemental cash flow information:
Interest paid	$11	$1

Non-cash investing and financing activities:
Issuance of warrants recorded as deferred financing costs	$—	$85

See accompanying notes to these condensed consolidated financial statements.

VICARIOUS SURGICAL INC.

NOTES TO Condensed consolidated FINANCIAL STATEMENTS

(in thousands, except for share and per share data)

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

Vicarious Surgical Inc. (“Vicarious” or the “Company”) was incorporated in the state of Delaware on May 1, 2014, and is headquartered in Waltham, Massachusetts. The Company is currently developing its virtual reality surgical system using proprietary human-like surgical robots and virtual reality to transport surgeons inside the patient to perform minimally invasive surgical procedures.

The accompanying condensed consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative US GAAP.

Unless otherwise indicated or the context otherwise requires, references in this Quarterly Report on Form 10-Q to the “Company” and “Vicarious Surgical” refer to the consolidated operations of Vicarious Surgical Inc. References to “D8” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Vicarious Surgical” refer to Vicarious Surgical Inc. prior to the consummation of the Business Combination.

On April 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with D8 Holdings Corp (“D8”) to effect a business combination between D8 and the Company with the Company surviving the merger as a wholly owned subsidiary of D8 (the “Business Combination”). On September 17, 2021 the Merger Agreement was effected, and each share of Vicarious Surgical Inc. stock was exchanged for 3.29831 shares of D8 common stock. The Company received total proceeds of $77,993 after redemptions. In connection with the Business Combination, D8 entered into subscription agreements with subscribers who agreed to purchase an aggregate of 14,200,000 shares of Class A common stock for a purchase price of $142,000 (the “PIPE”), all of which were issued on the effective date. In total, this provided the Company cash of $190,424, which is net of transaction costs of $29,569.

Legacy Vicarious Surgical was deemed to be the accounting acquirer in the Business Combination. The determination was primarily based on Legacy Vicarious Surgical’s stockholders having a majority of the voting power in the combined Company, Legacy Vicarious Surgical having the ability to appoint a majority of the Board of Directors of the Company, Legacy Vicarious Surgical’s existing management team comprising the senior management of the combined Company, Legacy Vicarious Surgical comprising the ongoing operations of the combined Company and the combined Company assuming Vicarious Surgical’s name. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Vicarious Surgical issuing stock for the net assets of D8, accompanied by a recapitalization. The net assets of D8 are stated at historical cost, with no goodwill or other intangible assets recorded.

While D8 was the legal acquirer in the Business Combination, because Legacy Vicarious Surgical was deemed the accounting acquirer, the historical financial statements of Legacy Vicarious Surgical became the historical financial statements of the combined Company upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Vicarious Surgical prior to the Business Combination; (ii) the combined results of D8 and Legacy Vicarious Surgical following the close of the Business Combination; (iii) the assets and liabilities of Legacy Vicarious Surgical at their historical cost; and (iv) the Legacy Vicarious Surgical’s equity structure for all periods presented, as affected by the recapitalization presentation.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods up to September 17, 2021, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Vicarious Surgical’s stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Vicarious Surgical’s outstanding convertible preferred stock and Legacy Vicarious Surgical’s common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of 3.29831 established in the Business Combination. Legacy Vicarious Surgical’s convertible preferred stock previously classified as mezzanine was retroactively adjusted, converted into common stock and reclassified to permanent as a result of the reverse recapitalization.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited and have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to regulations of the U.S. Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the condensed consolidated financial statements prepared in accordance with US GAAP may have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2021 and 2020. The condensed consolidated balance sheet as of December 31, 2021, included herein, was derived from the audited consolidated financial statements of the Company.

The condensed consolidated financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of March 31, 2022, our results of operations, and stockholders’ equity for the three months ended March 31, 2022 and 2021, and our cash flows for the three-month periods ended March 31, 2022 and 2021. The operating results for the three-month period ended March 31, 2022 is not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any interim period or for any other future year.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying condensed consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying condensed consolidated financial statements and notes.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods presented. Estimates are used for, but are not limited to, the Company’s ability to continue as a going concern, depreciation of property and equipment, fair value of financial instruments, and contingencies. Actual results may differ from those estimates.

Fair Value of Financial Instruments

US GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The framework provides a fair value hierarchy that prioritizes the inputs for the valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) and minimizes the use of unobservable inputs. The most observable inputs are used, when available. The three levels of the fair value hierarchy are described as follows:

Level 1—Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived from, or corroborated by, observable market data by correlation or other means.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying values of prepaid expenses, right of use assets, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments.

The fair value of Public Warrants was determined from their trading value on public markets. The fair value of Private Placement Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking accounts and money market funds. The Company considers all highly liquid investments with an original maturity of 90 days or less at the date of purchase to be cash equivalents.

Restricted Cash

The Company has an agreement to maintain a cash balance of $936 and $1,055 at March 31, 2022 and December 31, 2021, respectively as collateral for letters of credit related to the Company’s leases. The balance is classified as long-term on the Company’s balance sheets as the lease periods end beginning in December 2023 through February 2029.

Short-Term Investments

All of the Company’s investments, which consist of certificates of deposit, are classified as available for sale and are carried at fair value. There were no unrealized gains for the three month period ended March 31, 2022 and year ended December 31, 2021. The Company holds no short-term investments as of March 31, 2022.

Concentrations of Credit Risk and Off-Balance-Sheet Risk

The Company has no significant off-balance-sheet risk, such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents. The Company maintains its cash and cash equivalents principally with accredited financial institutions of high-credit standing.

Warrant Liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A common stock, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

As part of the Business Combination, the Company assumed 17,249,991 Public Warrants that are exercisable to purchase shares of Class A common stock to investors as well as 10,400,000 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the warrant liability to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of Public Warrants was determined from their trading value on public markets. The fair value of Private Placement Warrants was calculated using the Black-Scholes Option Pricing Model since these instruments do not have the early redemption feature.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in the determination of net loss. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Impairment of Long-Lived Assets

The Company continually evaluates whether events or circumstances have occurred that indicate that the estimated remaining useful life of its long-lived assets may warrant revision or that the carrying value of these assets may be impaired. The Company does not believe that any events have occurred through March 31, 2022, that would indicate its long-lived assets are impaired.

Leases

Prior to January 1, 2022, the Company accounted for leases under Accounting Standards Codification (“ASC”) 840, Leases (“ASC 840”). The Company recorded monthly rent expense on a straight-line basis, equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid was charged to deferred rent.

Effective January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), using the modified retrospective transition method. Under this method, financial statements for reporting periods after adoption are presented in accordance with ASC 842 and prior-period financial statements continue to be presented in accordance with ASC 840, the accounting standard originally in effect for such periods.

The adoption of ASC 842 requires lessees to record a lease liability which is initially measured at the present value of all future lease payments, and a right-of-use asset, associated with operating leases, is recorded on the Company’s balance sheet. The standard also requires a single lease expense to be recognized within the statement of operations on a straight-line basis over the lease term.  The effects of the Company’s January 1, 2022 adoption of ASC 842 resulted in the Company recording lease liabilities and right-of-use assets associated with its operating leases on its consolidated balance sheet and did not have any effect on the consolidated statement of operations or consolidated statement of cash flows.

As part of the adoption of ASC 842, the Company elected to use the package of practical expedients permitted under the transition guidance. As a result, the Company did not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, or (iii) initial direct costs for any existing leases. For each asset class and the related lease agreements in which the Company is the lessee that include lease and non-lease components, the Company made an election about the use of the practical expedient on all leases entered into or modified after January 1, 2022 to combine lease and non-lease components.  Additionally, the Company elected to not record on the balance sheet leases with a term of twelve months or less.

Guarantees and Indemnifications

As permitted under Delaware law, the Company indemnifies its officers, directors, consultants and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. Through March 31, 2022, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related liabilities have been established.

Research and Development

Research and development costs are expensed in the period incurred. Research and development costs include payroll and personnel expenses, consulting costs, software and webservices, legal, raw materials and allocated overhead such as depreciation and amortization, rent and utilities. Advance payments for goods and services to be used in future research and development activities are recorded as prepaid expenses and are expensed over the service period as the services are provided or when the goods are consumed.

Stock-Based Compensation

The Company accounts for all stock-based compensation, including stock options and warrants issued as compensation for services, at fair value and recognizes stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgment regarding future trends. Prior to becoming a publicly traded company, the fair value of the Company’s common stock was determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others, as the Company’s common stock is was not actively traded. Since becoming a publicly traded company, the Company uses its publicly traded stock price as the fair value of its common stock.

Income Taxes

The Company accounts for income taxes under the asset and liability method pursuant to ASC 740, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that management believes that these assets are more likely than not to be realized in the future. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

The Company provides reserves for potential payments of taxes to various tax authorities related to uncertain tax positions. Amounts recognized are based on a determination of whether a tax benefit taken by the Company in its tax filings or positions is “more likely than not” to be sustained on audit. The amount recognized is equal to the largest amount that is more than 50% likely to be sustained. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense.

Net Income/(Loss) Per Share

Basic net income/(loss) per share attributable to common stockholders is computed by dividing the net income/(loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income/(loss) per share attributable to common stockholders is computed by dividing the diluted net income/(loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For purpose of this calculation, outstanding stock options, restricted stock units and stock warrants are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.

Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding when their effect is anti-dilutive.

Comprehensive Income/(Loss)

There were no differences between net income/(loss) and comprehensive income/(loss) presented in the statements of operations for the three month periods ended March 31, 2022 and 2021.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company’s singular concentration is focused on the development of its virtual reality surgical system.

Emerging Growth Company Status

The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). ASU No. 2016-13 requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to ASU No. 2016-13 within ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This update is effective for entities other than public business entities, including emerging growth companies that elected to defer compliance with new or revised financial accounting standards until a company that is not an issuer is required to comply with such standards, for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that ASU No. 2016-13 will have on the financial statements and related disclosures.

3.	AcquisitIon

On September 17, 2021, the Company and D8 consummated the Business Combination with Legacy Vicarious Surgical surviving the merger as a wholly-owned subsidiary of D8. Upon the consummation of the Business Combination, each share of Legacy Vicarious Surgical issued and outstanding was exchanged for 3.29831 shares (the “Exchange Ratio”) of the Company’s common stock (the “Merger Consideration”).

Upon the closing of the Business Combination, D8’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 143,931,076 shares, of which 124,141,216 were designated as Class A common stock and 19,789,860 were designated as Class B common stock both having a par value of $0.0001 per share.

In connection with the execution of the definitive agreement for the Business Combination, D8 entered into separate subscription agreements (each a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and D8 agreed to sell to the Subscribers, an aggregate of 14,200,000 shares of the Company’s common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $142,000, in a private placement pursuant to the Subscription Agreements (the “PIPE financing”). The PIPE financing closed simultaneously with the consummation of the Business Combination.

The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, D8 was treated as the “acquired” company for financial accounting purposes. See Note 1, “Nature of Business and Basis of Presentation” for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Vicarious Surgical issuing stock for the net assets of D8, accompanied by a recapitalization. The net assets of D8 are stated at historical cost, with no goodwill or other intangible assets recorded.

The following table reconciles the elements of the Business Combination to the statement of cash flows and the statement of changes in equity for the year ended December 31, 2021.

Recapitalization
Cash - D8’s trust and cash (net of redemptions)	$77,993
Cash - PIPE financing	142,000
Less: Transaction costs and advisory fees	(29,569)
Net proceeds from reverse recapitalization	190,424
Less: Warrant liabilities assumed	(93,110)
Net assets and liabilities assumed in reverse recapitalization	$97,314

The number of shares of common stock issued immediately following the consummation of the Business Combination was as follows:

Number of Shares
Common stock, outstanding prior to the Business Combination	34,500,000
Less: Redemption of D8 shares	(26,745,028)
D8 Public Shares	7,754,972
D8 Sponsor Shares	8,625,000
Shares issued in PIPE financing	14,200,000
Business combination and PIPE financing shares	30,579,972
Legacy Vicarious Surgical shares (1)	88,042,340
Total shares of common stock immediately after Business Combination	118,622,312

(1)	The number of Legacy Vicarious Surgical shares was determined from the shares of Legacy Vicarious Surgical shares outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 3.29831. All fractional shares were rounded down.

4.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	Estimated	March 31,	December 31,
	Useful Lives	2022	2021
Machinery and equipment	3 to 5 years	$1,255	$957
Furniture and fixed assets	3 to 7 years	285	186
Computer hardware and software	3 years	494	259
Leasehold improvements	Lesser of lease term or asset life	2,821	1,432
Total property and equipment		4,855	2,834
Less accumulated depreciation		(768)	(584)
Property and equipment, net		$4,087	$2,250

In connection with the Waltham lease, the Company received $840 related to leasehold improvements funded by its landlord. These leasehold improvements are being depreciated over the shorter of the lease term or each asset’s life. The $840 amount paid to vendors by the landlord has been included leasehold improvements.

Depreciation expense for the three months ended March 31, 2022 and year ended December 31, 2021 was $184 and $316 respectively. Machinery with a gross value of $232 was acquired for cash of $47 and equipment loans of $185 in 2019. This machinery had accumulated amortization of $168 and $155 at March 31, 2022 and December 31, 2021, respectively.

5.	FAIR VALUE MEASUREMENTS

The following fair value hierarchy table presents information about the Company’s financial assets measured at fair value on a recurring basis and indicates the fair value hierarchy of the inputs the Company utilized to determine such fair value:

	March 31, 2022
	Quoted Prices
	in Active	Significant
	Markets for Identical Items	Other observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Money market funds	$154,208	$—	$—	$154,208
Total assets	$154,208	$—	$—	$154,208

Liabilities:
Warrant liabilities - public warrants	$14,316	$—	$—	$14,316
Warrant liabilities - private warrants	—	—	14,976	14,976
Total liabilities	$14,316	$—	$14,976	$29,292

	December 31, 2021
	Quoted Prices
	in Active	Significant
	Markets for Identical Items	Other observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets:
Money market funds	$171,196	$—	$—	$171,196
Total assets	$171,196	$—	$—	$171,196

Liabilities:
Warrant liabilities - public warrants	$37,085	$—	$—	$37,085
Warrant liabilities - private warrants	—	—	52,936	52,936
Total liabilities	$37,085	$—	$52,936	$90,021

Money market funds are classified as cash and cash equivalents.

The fair value of Public Warrants was determined from their value trading on the public markets.

The fair value of Private Placement Warrants was calculated using the Black-Scholes Option Pricing Model. The significant assumptions used in the model were the Company’s stock price, exercise price, expected term, volatility, interest rate, and dividend yield.

For the three months ended March 31, 2022, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of $60.7 million presented as change in fair value of warrant liabilities on the accompanying statement of operations.

The Company estimates the volatility of its warrants based on implied volatility from the Company’s publicly traded warrants and from historical volatility of select peer companies’ common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding the inputs used in determining the fair value of the Company’s Level 3 liabilities:

	As of	As of
Private Placement Warrants	March 31, 2022	December 31, 2021
Volatility	59%	60.0%
Stock price	$5.06	$10.62
Expected life of options to convert	4.5 years	4.7 years
Risk-free rate	2.4%	1.2%
Dividend yield	0.00%	0.00%

The following table shows the change in number and value of the warrants since December 31, 2021:

	Public		Private		Total
	Shares	Value	Shares	Value	Shares	Value
December 31, 2021	17,248,621	$37,085	10,400,000	$52,936	27,648,621	$90,021
Exercised	(20)	(0)	—	—	(20)	(0)
Change in value	—	$(22,769)	—	$(37,960)	—	$(60,728)
March 31, 2022	17,248,601	$14,316	10,400,000	$14,976	27,648,601	$29,292

6.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes the Company’s components of accrued expenses and other current liabilities:

	As of
	March 2022	December 31, 2021
Compensation and benefits related	$1,883	$3,233
Professional services and other	1,162	865
Accrued expenses	$3,045	$4,098

7.	DEBT

Term Loan

In October 2020, the Company entered into a term loan that provided the Company with the ability to borrow up to $3.5 million with any amounts borrowed becoming due on April 1, 2024. The loan consisted of up to two tranches; a $1.5 million tranche which became available to the Company upon the close of the loan agreement in October 2020 and was available to the Company to draw through March 31, 2021 and a second tranche of $2.0 million which became available to the Company through September 30, 2021, upon the Company’s successful achievement of a milestone related to the development of the Company’s surgical robot. Although the milestone was achieved, the Company chose not to draw down the $2.0 million tranche.

The term loan was interest-only through September 30, 2021, at which time the Company made the first of 30 equal monthly payments of principal plus interest. The term loan bears interest at a floating rate equal to the Prime Rate, but not less than a minimum rate of 3.25%. In addition, the final payment made at the earlier of the maturity of the loan or its termination is to include a deferred interest payment of 7.5% of the amount borrowed, resulting in a minimum annual rate of 5.98% to be paid to the lender. In the event the Company chooses to repay the term loan prior to the first anniversary of the term loan closing, a prepayment fee of 3% of the outstanding principal balance will apply. The prepayment fee is reduced to 2% if paid after the first anniversary date but before the second anniversary date and then is 1% thereafter. The prepayment fee does not apply if the Company and the bank agree to refinance the loan prior to maturity.

The loan has no financial covenants but does contain monthly reporting requirements and gives the lender a first priority lien on all Company assets. In March 2021, the Company borrowed the first tranche of $1.5 million. As of March 31, 2022 and December 31, 2021, $1.2 million and $1.4 million, respectively was outstanding on the term loan.

Deferred Financing Costs

In connection with the term loan, the Company incurred $0.1 million in expenses, inclusive of the warrant expense, which are netted against the long-term portion of the term loan proceeds. The Company is amortizing these costs over the life of the borrowing. In the three months ended March 31, 2022 and 2021, $66 and $0, respectively of capitalized costs had been amortized to interest expense.

Common Stock Warrant

In connection with the term loan, the Company issued the lender a warrant to purchase 254,794 shares of common stock at $0.41 per share.  The common stock warrant was exercisable for 10 years from the date of issuance, was structured to survive a merger or acquisition (except all-cash and/or public stock acquisitions) and allowed for cashless exercise in whole or part.  The fair value of the common stock warrant was $0.33 per share at the grant date, and the Company recorded a total of $85 in deferred financing costs associated with the warrant issuances which are netted against the long-term portion of the term loan proceeds. At the time of the Company’s recapitalization, the lender elected to cashless exercise the warrants resulting in the net issuance of 146,577 shares of common stock. The remaining 108,217 warrants were cancelled as the Company elected not to draw down the second tranche.

Equipment Loans

In March 2019, the Company entered into two equipment loans with a vendor for the purchase of manufacturing machinery. The equipment loans had an aggregate principal balance of $185 at inception, with forty-eight equal monthly payments of principal and interest due beginning ninety days after taking possession of the machinery. The equipment loans are collateralized by the underlying machinery. As of March 31, 2022 and December 31, 2021, the aggregate outstanding principal balance of the equipment loans was $4 and $16, respectively, net of current portion of $47.

The following table represents the future payments required under the noncancellable equipment agreements and includes interest of $4:

Years Ended December 31,
2022, remaining nine months	$38
2023	17
Total future equipment payments	$55

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings—From time to time, the Company may face legal claims or actions in the normal course of business. At each reporting date, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to its legal proceedings.

9.	LEASES

On January 1, 2022, we adopted Accounting Standards Update (“ASU”) 2016-02 and all subsequent amendments, collectively codified in ASC Topic 842, “Leases” (“Topic 842”). The guidance requires modified retrospective adoption, either at the beginning of the earliest period presented or at the beginning of the period of adoption. We elected to apply the guidance at the beginning of the period of adoption and recorded right-of-use (ROU) leased assets of $14.3 million. In conjunction with this, we recorded lease liabilities, which had been discounted at our incremental borrowing rates, of $15.9 million. The impact of our adoption of Topic 842 on our current and deferred income taxes was immaterial. The adoption of ASC 842 had no effect on retained earnings.

The Company leases its office facility under noncancelable operating lease agreements expiring in December 2023 and February 2029. Rent expense for the three months ended March 31, 2022 was $565 and for the three months ended March 31, 2021 was $113.

Rent expense for the year ended December 31, 2021 was $1,447.

A summary of the components of lease costs for the Company under ASC 842 for the three months ended March 31, 2022 and under ASC 840 for the three months ended March 31, 2021 were as follows:

	March 31,
Lease costs	2022	2021

Operating lease costs	$565	$113
Total lease costs	$565	$113

Supplemental disclosure of cash flow information related to leases was as follows:

March 31,
2022
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$181

The weighted-average remaining lease term and discount rate were as follows:

March 31,
2022
Weighted-average remaining lease term (in years)	10
Weighted-average discount rate	8.74%

The following table presents the maturity of the Company’s operating lease liabilities as of March 31, 2022:

Years Ended December 31,
2022, excluding the three months ended March 31, 2022	$1,463
2023	2,162
2024	2,286
2025	2,358
2026	2,430
Thereafter	13,931
Total future minimum lease payments	$24,630
Less imputed interest	(8.530)
Carrying value of lease liabilities	$16,100

10.	INCOME TAXES

For the three month period ended March 31, 2022 and the year ended December 31, 2021, the Company did not record a tax provision as the Company did not earn any taxable income in either period and maintains a full valuation allowance against its net deferred tax assets.

11.	STOCKHOLDERS’ EQUITY

Authorized Shares

At March 31, 2022, the Company’s authorized shares consisted of 300,000,000 shares of Class A common stock, $0.0001 par value; and 22,000,000 shares of Class B common stock, $0.0001 par value; and 1,000,000 shares of preferred stock, par value of $0.0001 per share.

Legacy Vicarious Surgical Preferred Stock

In connection with the Business Combination, Legacy Vicarious Surgical’s Convertible Preferred Stock (“Legacy Convertible Preferred Stock”), previously classified as mezzanine was retroactively adjusted, converted into Common Stock, and reclassified to permanent equity as a result of the reverse recapitalization. As of March 31, 2022, there were no Legacy Convertible Preferred Stock authorized, issued or outstanding. The following table summarizes details of Legacy Convertible Preferred Stock authorized, issued and outstanding immediately prior to the Business Combination:

	Prior to Business Combination
	Shares
Legacy Convertible Preferred Stock	Authorized	Issued and Outstanding	Preferred Stock
Series A Legacy Convertible Preferred Stock, $0.0001 par value	16,740,853	16,740,854	$6,477
Series A1 Legacy Convertible Preferred Stock, $0.0001 par value	26,107,321	26,107,321	16,678
Series A2 Legacy Convertible Preferred Stock, $0.0001 par value	10,036,853	10,036,853	9,995
Series A3 Legacy Convertible Preferred Stock, $0.0001 par value	18,267,057	13,665,901	13,520
Total	71,152,084	66,550,929	$46,670

The following describes the rights and preferences of the Company’s Legacy Convertible Preferred Stock prior to the conversion in the Business Combination:

Voting — The holders of Legacy Series Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Legacy Series Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible. The holders of the Legacy Series A1 and A2 Preferred Stock, collectively, are entitled to elect two directors to the Company’s Board of Directors and holders of the Legacy Series A3 Preferred Stock are entitled to elect two directors to the Company’s Board of Directors.

Dividends — Dividends may be declared and paid on Legacy Series Preferred Stock from funds lawfully available as and when determined by the Company’s Board of Directors. Through the date of the conversion and through March 31, 2022, no dividends have been declared.

Liquidation — Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Legacy Series Preferred Stock are entitled to first be paid out of assets available for distribution, prior and in preference to any distribution to the holders of the Company’s common stock, the greater of (a) an amount equal to $0.3926 per share for Series A Preferred Stock, $0.6420 per share for Legacy Series A1 Preferred Stock, plus declared but unpaid dividends, $0.9963 per share for Legacy Series A2 Preferred Stock, plus declared but unpaid dividends, $0.9963 per share for Legacy Series A3 Preferred Stock, plus declared but unpaid dividends (b) an amount per share that would have been payable had all shares of the Legacy Series Preferred Stock been converted to shares of Class B common stock immediately prior to any liquidation, dissolution, or winding up of the Company.

Conversion — Each holder of Legacy Series Preferred Stock has the right, at their option at any time, to convert any such shares of Legacy Series Preferred Stock into fully paid and nonassessable shares of Class B common stock. The conversion ratio is determined by dividing the purchase price by the conversion price, which is equal to $0.3926, $0.6420, $0.9963 and $0.9963 per share for Legacy Series A, A1, A2 and A3 Preferred Stock, respectively. The conversion price is subject to change if certain dilutive events occur. Conversion is mandatory with an initial public offering of the Company’s common stock with a value of at least $40 million of gross proceeds to the Company or upon the election of greater than 50% of the holders of Series Preferred Stock.

Redemption — The Legacy Series Preferred Stock is not subject to mandatory or optional redemption other than in connection with a liquidation, dissolution, or winding-up of the Company.

Common Stock

Classes of Common Stock

Class A common stock receive 1 vote per share. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for such purposes. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Class B common stock receives 20 votes per share and converts into Class A at a one-to-one conversion rate per share. Holders of Class B common stock will share ratably together with each holder of Class A common stock, if and when any dividend is declared by the board of directors. Holders of Class B common stock have the right to convert shares of their Class B common stock into fully paid and non-assessable shares of Class A common stock, on a one-to-one basis, at the option of the holder at any time. Upon the occurrence of certain events, holders of Class B common stock automatically convert into Class A common stock, on a one-to-one basis. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B common stock, then outstanding, if any.

Restricted Stock Agreements — In 2014, the Company issued 19,789,860 shares of Legacy Class A common stock to the initial founders of the Company at par that contained a repurchase right by the Company at the lesser of the original purchase price of $0.0001 per share or the then current fair value of the share, which lapsed over a four-year period. In 2016 and 2018 these shares were amended with respect to the lapse of the repurchase rights, such that beginning as of January 2018 60% percent of the shares were vested and the remaining shares vest over a thirty-six month period.

As of January 30, 2021 the shares were fully vested and on September 17, 2021, in connection with the recapitalization the shares were converted to Class B common stock.

In 2021, subsequent to the recapitalization, the Company issued 749,691 restricted stock units (“RSUs”) of Class A common stock to employees and members of the board of directors. The RSUs vest over a four-year period. The activity for common stock subject to vesting for the three months ended March 31, 2022, is as follows:

	Shares Subject to Vesting	Weighted Average Grant Date Fair Value
Balance of unvested shares - January 1, 2022	698,051	$12.54
Granted	84,744	$5.81
Vested	(56,716)	$11.86
Balance of unvested shares - March 31, 2022	726,079	$11.81

The total stock-based compensation related to the RSUs during the three months ended March 31, 2022, was $0.8 million. As of March 31, 2022, the total unrecognized stock-based compensation expense related to unvested RSUs aggregated $8.1 million and is expected to be recognized over a weighted average period of 3.2 years. The aggregate intrinsic value of the awards granted during the three months ended March 31, 2022 and 2021, was $0.7 million and $0.0 million, respectively. The aggregate intrinsic value of the awards vested during the three months ended March 31, 2022 and 2021, was $0.6 million and $0.4 million, respectively. The aggregate intrinsic value of RSUs outstanding at March 31, 2022 was $6.2 million.

Preferred Stock

Preferred stock shares authorized may be issued from time to time in one or more series, with each series terms, voting, dividend, conversion, redemption, liquidation and other rights to be determined by the Board of Directors at the time of issuance.

Warrants

In D8’s initial public offering, on July 17, 2020 it sold units at a price of $10.00 per unit, which consisted of one D8 Class A ordinary share, $0.0001 par value, and one-half of a redeemable warrant (each a “Public Warrant”). On July 17, 2020, simultaneously with the closing of its initial public offering, D8 consummated the private placement of 8,000,000 Private Placement Warrants (the “Private Placement Warrants”), each exercisable to purchase one D8 Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant. On July 24, 2020, simultaneously with the sale of D8’s over-allotment units, D8 consummated a private sale of an additional 900,000 Private Placement Warrants. In connection with the Business Combination, 1,500,000 additional Private Placement Warrants were issued upon conversion of D8 working capital loans. In connection with the Business Combination, each issued and outstanding D8 Class A ordinary share automatically converted into one share of Class A common stock. Each warrant is exercisable to purchase one share of Class A common stock at $11.50 per share.

As of March 31, 2022, the Company had 17,248,601 Public Warrants and 10,400,000 Private Placement Warrants outstanding.

The Public Warrants became exercisable at $11.50 per share 30 days after the completion of the September 17, 2021 Business Combination. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The Company filed a registration statement with the SEC that was declared effective as of October 22, 2021 covering the shares of Class A common stock issuable upon exercise of the warrants and is maintaining a current prospectus relating to those shares of Class A common stock until the warrants expire, are exercised or redeemed, as specified in the warrant agreement.

The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. The Company may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. The Company may call the Public Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.10 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Company’s Class A common stock; and

●	if, and only if, the last reported sale price of Class A common stock shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in D8’s initial public offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by the Company, (ii) could not (including the shares of Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

12.	Stock-based Compensation

In September 2021, the Company’s stockholders approved the 2021 Equity Incentive Plan (the “2021 Plan”), pursuant to which 6,590,000 shares of Class A common stock were reserved for future equity grants under the 2021 Plan and 11,794,074 shares of Class A common stock were reserved for issuance under the 2021 Plan upon exercise of outstanding option awards assumed by the Company in connection with the Business Combination.

2014 Plan — In 2014, the Legacy Vicarious adopted the 2014 Stock Incentive Plan (the “2014 Plan”). The 2014 Plan allowed for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisors of Legacy Vicarious. 19,914,315 shares of Legacy Vicarious common stock were authorized for issuance under the 2014 Plan. The Legacy Vicarious board of directors administered the 2014 Plan and determined the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% upon the first anniversary of the grant date and at the rate of 6.25% per quarter thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant. In connection with the Business Combination, the 2021 Plan replaced the 2014 Plan and options outstanding under the 2014 Plan were converted to options outstanding under the 2021 Plan.

2021 Plan — In 2021, the Board of Directors approved the adoption of the 2021 Plan. The 2021 Plan allows for the award of incentive and nonqualified stock options, restricted stock, and other stock-based awards to employees, officers, directors, consultants, and advisors of the Company. Awards may be made under the 2021 Plan for up to 18,384,074 shares of common stock (either Class A or Class B). The Board of Directors administers the 2021 Plan and determines the exercise price of options, purchase price for restricted stock, the rates at which awards vest, and the other terms and conditions of the awards. Options and restricted stock generally vest 25% upon the first anniversary of the grant date and at the rate of 6.25% per quarter thereafter over a three-year period for employees or over the service period for nonemployees and expire 10 years from the date of grant.

The Company grants stock options to employees at exercise prices deemed by the Board of Directors to be at least equal to the fair market value of the common stock at the time of grant. The fair value of the Company’s stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as common stock price, risk-free interest rate, dividend yield, expected volatility and expected life. The Company’s estimates of these assumptions are primarily based on the fair value of the Company’s stock, historical data, peer company data and judgement regarding future trends. Prior to the Business Combination, the fair value of the Company’s common stock was determined by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from a third-party valuation, the Company’s financial position and historical financial performance, the status of technological development within the Company’s proposed products, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as the Company’s common stock was not actively traded. Since becoming a publicly traded company, the Company uses its publicly traded stock price as the fair value of its common stock.

During the three months ended March 31, 2022 and March 31, 2021, the Company granted options to purchase 466,272 and 3,495,410 shares, respectively, of Class A common stock, to employees and consultants with a fair value of $1,719 and $4,125 respectively, calculated using the Black-Scholes option-pricing model with the following assumptions:

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2022	2021
Risk-free interest rate	1.94% - 1.95%	0.175%
Expected lives, in years	5.89 - 6.07	5.20 - 6.11
Dividend yield	—%	—%
Expected volatility	69.68% - 70.02%	69.66% - 71.02%
Fair value of Common Stock	$5.85	$6.26

The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the related stock options. The expected life of employee and non-employee stock options was calculated using the average of the contractual term of the option and the weighted-average vesting period of the option, as the Company does not have sufficient history to use an alternative method to calculate an expected life for employees. The Company does not pay a dividend and is not expected to pay a dividend in the foreseeable future. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies.

At March 31, 2022, the total gross unrecognized stock-based compensation expense related to unvested stock options aggregated $18,937. The costs remaining as of March 31, 2022 are expected to be recognized over a weighted-average period of 2.85 years.

Total stock-based compensation expense related to all of the Company’s stock-based awards granted is reported in the statements of operations as follows:

	For the Three Months Ended March 31,
	2022	2021
Research and development	$473	$111
Sales and marketing	294	15
General and administrative	1,510	130
Total	$2,277	$256

The Company plans to generally issue previously unissued shares of common stock for the exercise of stock options.

There were 4,051,220 shares available for future equity grants under the 2021 Plan at March 31, 2022.

The option activity of the 2021 Plan for the three months ended March 31, 2022, is as follows:

			Remaining
		Exercise	Contractual Life
	Options	Price	(in Years)

Outstanding at January 1, 2022	12,009,768	$2.92	7.76

Granted	466,272	5.85	9.88
Exercised	(1,342,852)	0.25	5.99
Repurchased, cancelled, forfeited, or expired	(96,103)	2.29	-

Options vested and expected to vest at March 31, 2022	11,037,085	$3.38	8.10

The weighted-average grant date fair value for options granted during the three months ended March 31, 2022 and March 31, 2021 was $3.69 and $3.89, respectively. The aggregate intrinsic value of options exercised during the three months ended March 31, 2022 and March 31, 2021 $7,295 and $34, respectively.

Common Stock Reserved for Future Issuance

As of March 31, 2022 and December 31, 2021, the Company has reserved the following shares of Class A common stock for future issuance (in thousands):

	As of
	March 31,	December 31,
	2022	2021
Common stock options outstanding	11,037	12,010
Restricted stock units outstanding	726	698
Shares available for issuance under the 2021 Plan	4,051	4,506
Public warrants	17,249	17,249
Private warrants	10,400	10,400
Total shares of authorized Common Stock reserved for future issuance	43,463	44,863

13.	EMPLOYEE RETIREMENT PLAN

The Company maintains the Vicarious Surgical Inc. 401(k) plan, under Section 401(k) of the Internal Revenue Code, covering all eligible employees. Employees of the Company may participate in the 401(k) Plan after three months of service and must be 21 years of age. The Company offers a company-funded matching contribution which totaled $207 for the three month period ended March 31, 2022, and $75 for the three month period ended March 31, 2021.

14.	Net Income/(Loss) Per Share

The Company computes basic income/(loss) per share using net income/(loss) attributable to Vicarious Surgical Inc. common stockholders and the weighted-average number of common shares outstanding during each period. Diluted loss per share includes shares issuable upon exercise of outstanding stock options and stock-based awards where the conversion of such instruments would be dilutive.

	For the Three Months Ended March 31,
	2022	2021
Numerator for basic and diluted net loss per share:
Net income/(loss)	$42,527	$(5,231)

Denominator for basic net gain/(loss) per share:
Weighted average shares	120,279,819	87,508,933
Denominator for diluted net gain/(loss) per share:
Weighted average shares	127,593,181	87,508,933

Net income/(loss) per share of Class A and Class B common stock – basic	$0.35	$(0.06)
Net income/(loss) per share of Class A and Class B common stock – diluted	$0.33	$(0.06)

For the three months ended March 31, 2022, 30,821,956 shares, consisting of non-vested stock options, non-vested restricted stock awards, and warrants were excluded from the denominator for the calculation of diluted net income per share because these shares inclusion would be antidilutive.

******

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our unaudited condensed consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in this Quarterly Report on Form 10-Q and the consolidated financial statements and notes thereto for the year ended December 31, 2021 contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022. This discussion contains forward looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Vicarious Surgical Inc. and its consolidated subsidiaries. The condensed consolidated financial statements for the three months ended March 31, 2022 and 2021, respectively, present the financial position and results of operations of Vicarious Surgical Inc. and its consolidated subsidiaries. In preparing this MD&A, the Company presumes that readers have access to and have read the MD&A in our Annual Report on Form 10-K, pursuant to Instruction 2 to paragraph (b) of Item 303 of Regulation S-K.

Overview

We are combining advanced miniaturized robotics, computer science and 3D visualization to build a new category of intelligent and affordable, single-incision surgical robot that virtually transports surgeons inside the patient to perform minimally invasive surgery, or MIS. With our next-generation robotics technology and proprietary human-like surgical robots, we are seeking to improve patient outcomes, as well as the cost and efficacy of surgical procedures. Led by a visionary team of engineers from the Massachusetts Institute of Technology, or MIT, we intend to deliver the next generation in robotic surgery, designed to solve the shortcomings of both open surgery, as well as current manual and robot-assisted MIS.

We estimate there are over 39 million soft tissue surgical procedures addressable by our technology. Of these procedures, it is estimated that more than 50% are performed using open surgery, and less than 5% are performed by current robot-assisted MIS.

We believe this slow adoption of robot-assisted surgery has occurred because of several factors, including the following:

●	Significant Capital Investment. Existing robotic systems require a high upfront cost and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. These capital costs are estimated to be up to $2.0 million per system upfront, plus an additional 10-20% annually for maintenance and service contracts.

●	Low Utilization. In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

●	Limited Capabilities. Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

●	Difficult to Use. Existing robotic systems necessitate device-specific training requiring the surgeon to “design the robotic motion” for each procedure. In choosing the incision sites, the surgeon must effectively design the kinematic motion of the robot for every procedure to operate well and avoid collisions inside and outside of the patient’s abdomen. They must design this kinematic motion with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. To become proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

Our single-port system with advanced, miniaturized robotics and advanced visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. The Vicarious System is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery.

Financial Highlights

We are pre-revenue generating as of March 31, 2022.

We incurred a net gain of $42.5 million for the three months ended March 31, 2022 and a net loss of $5.2 million for the three months ended March 31, 2021, representing a period-over-period gain of $47.7 million primarily due to a $60.7 million gain incurred due to the mark to market value of our public and private warrants to market partially offset by a $7.7 million increase in personnel-related expenses, $2.1 million of professional fees, $1.5 million of insurance costs, $1.1 million of lease and facility expense, $0.2 million of travel expense, $0.1 million of R&D supplies and materials, $0.1 million of interest expense and $0.2 million of other expenses. Our increase in average headcount was driven almost entirely by our ramp up in R&D personnel for which our average headcount increased by 48% from an average of 70 people in the three months ended March 31, 2021 to an average of 135 people for the three months ended March 31, 2022.

We incurred a net loss of $35.2 million and $12.9 million for the years ended December 31, 2021 and 2020, respectively, representing a period-over-period increased loss of 173%. The 2021 net loss is inclusive of a gain of $3.1 million related to the decrease in the fair value of our warrant obligations due to our stock price decrease during the fourth quarter of 2021. Our loss from operations prior to the warrant gain and other income and expense items was $38.2 million and $13.0 million for the years ended December 31, 2021 and 2020, respectively, representing period-over-period loss of 194%, which was primarily due to a 70% increase in our average headcount. Our increase in average headcount and a 467% increase in our general and administrative expenses which was primarily related to expenses associated with our becoming a public company during 2021. Our increase in average headcount was almost entirely by our ramp up in R&D personnel for which our average headcount increased by 65% from an average of 51 people in the year ended December 31, 2020 to an average of 84 people for the year ended December 31, 2021.

COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking. Refer to “Risk Factors” included in our Annual Report on Form 10-K for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. We will continue to monitor the performance of our business and reassess the impacts of COVID-19.

Factors Affecting Results of Operations

The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Revenue

To date, we have not generated any revenue. We do not expect to generate revenue until at least 2023 and only if it receives FDA approval of our product. Any revenue from initial sales of a new product is difficult to predict and in any event will initially only modestly reduce our continued net losses resulting from our increasing research and development and marketing activities.

Research and Development Expenses

Research and development, or R&D, expenses consist primarily of engineering, product development, clinical studies to develop and support our products, regulatory expenses, medical affairs, and other costs associated with products and technologies that are in development. These expenses include employee compensation, including stock-based compensation, supplies, consulting, prototyping, testing, materials, travel expenses, depreciation and an allocation of facility overhead expenses. Additionally, R&D expenses include costs associated with our clinical studies, including clinical trial design, clinical trial site initiation and study costs, data management, related travel expenses and the cost of products used for clinical trials, internal and external costs associated with our regulatory compliance and quality assurance functions and overhead costs. We expect R&D expenses as a percentage of revenue to vary over time depending on the level and timing of our new product development efforts, as well as our clinical development, clinical trial and other related activities.

General and Administrative Expenses

General and administrative, or G&A, expenses consist primarily of compensation for personnel, including stock-based compensation, related to executive, finance and accounting, information technology and human resource functions. Other G&A expenses include travel expenses, professional services fees (including legal, audit and tax fees), insurance costs, general corporate expenses and allocated facilities-related expenses. We expect G&A expenses to continue to increase in absolute dollars as we expand our infrastructure to both drive and support the anticipated growth due to additional legal, accounting, insurance and other expenses associated with being a public company.

Sales and Marketing Expenses

Sales and marketing, or S&M, expenses consist primarily of compensation for personnel, including stock-based compensation, related to selling and marketing functions and physician education programs. Other S&M expenses include training, travel expenses, promotional activities, marketing initiatives, market research and analysis, conferences and trade shows, professional services fees and allocated facilities-related expenses. We expect S&M expenses to continue to increase in absolute dollars as we increase potential customers’ awareness of our presence and prepares our sales and marketing function for our product launch at a future, yet undetermined date.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liability represents the mark-to-market fair value adjustments to the outstanding public and private placement warrants assumed as part of the consummation of the Business Combination on September 17, 2021. The change in fair value of our Private Placement Warrants is primarily the result of the change in the underlying stock price of our stock used in the Black-Scholes Option Pricing Model while the Public Warrants are marked-to-market based on their price on the NYSE. The warrant liability was measured at fair value initially on September 17, 2021 and is remeasured at exercise, and for warrants that remain outstanding at the end of each subsequent reporting period.

Interest Income

Interest income consists primarily of interest income earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest incurred on our outstanding equipment loans.

Results of Operations

The following table sets forth our historical operating results for the periods indicated:

	Three months ended March 31,
(in thousands, except for per share amounts)	2022	2021	Change	% Change

Operating expenses:
Research and development	$9,848	$3,607	$6,241	173%
Sales and marketing	1,402	226	1,176	520%
General and administrative	6,930	1,398	5,532	396%
Total operating expenses	18,180	5,231	12,949	248%
Loss from operations	(18,180)	(5,231)	(12,949)	248%
Other income (expense):
Change in fair value of warrant liabilities	60,728	-	60,728	N/M
Interest income	8	1	7	700%
Interest expense	(29)	(1)	(28)	2,800%
Gain/(loss) before income taxes	42,527	(5,231)	47,758	(913)%
Provision for income taxes	—	—	—	N/M
Net gain/(loss) and comprehensive gain/(loss)	$42,527	$(5,231)	$47,758	(913)%
Net income/(loss) per common share, basic	$0.35	$(0.06)	$0.41	(683)%
Net income/(loss) per common share, diluted	$0.33	$(0.06)	$0.39	(650)%

Comparison of the Three months ended March 31, 2022 and 2021

Research and Development Expenses. Research and development expenses increased $6.2 million, or 173%, to $9.8 million during the three months ended March 31, 2022, compared to $3.6 million during the three months ended March 31, 2021. The increase in research and development expenses was primarily due to increases of $3.6 million of personnel-related expenses, $1.5 million in professional services, $0.9 million in lease and facility expenses, $0.1 million in materials and supplies, and $0.1 million in travel and entertainment expense. The increase in personnel-related expense was due primarily to an increase in average headcount of 97%, from an average of 63 people in the three months ended March 31, 2021 to an average of 124 people in the three months ended March 31, 2022 with the remainder of the increase attributable to increases in wages and benefits.

Sales and Marketing Expenses. The $1.2 million change in sales and marketing expenses for the three months ended March 31, 2021 to the three months ended March 31, 2022 was related to an increase of $0.9 million of personnel-related expenses, $0.1 million in professional fees, $0.1 million in travel and entertainment expense and $0.1 million in other expenses. The increase in personnel-related expense was due to an average headcount increase of 200%, from an average of four people in the three months ended March 31, 2021 to an average of 12 people for the three months ended March 31, 2022 with the remainder of the increase attributable to increases in wages and benefits.

General and Administrative Expenses. General and administrative expenses increased $5.5 million, or 396%, to $6.9 million during the three months ended March 31, 2022, compared to $1.4 million during the three months ended March 31, 2021. The increase in general and administrative costs was due to an increase of $3.1 million in personnel-related expenses, an increase of $1.5 million in insurance expense primarily related to our becoming a public company, an increase of $0.5 million in professional fees, $0.2 million of lease and facilities expenses associated with our expansion and new lease, $0.2 million of other expense. The increase in personnel-related expense was due to an average headcount increase of 263% from an average of eight people in the three months ended March 31, 2021 to 29 people in the three months ended March 31, 2022 with the remainder attributable to increases in wages and benefits.

Change in Fair Value of Warrant Liabilities. The change in fair value of warrant liabilities during the three months ended March 31, 2022 was a $60.7 million gain. The change in fair value of the warrant liability resulted from the remeasurement of the public and private placement warrant liabilities which was primarily driven by the decrease in the Company’s stock price during the three months ended March 31, 2022.

Interest Income. Interest income increased by $7 or 700% during the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase in interest income was primarily due to an increase in cash during the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to interest earned on funds received as a result of the Business Combination.

Interest Expense. Interest expense increased by $28 during the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to the $1.5 million term loan.

Income Taxes. Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to net cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets.

Liquidity and Capital Resources

To date, our primary sources of capital had been private placements of preferred stock prior to the Business Combination and recapitalization with D8. We have incurred a net loss in each of our annual periods since our inception. We incurred net losses of $35.2 million and $12.9 million during the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022, we held cash and cash equivalents of $157.0 million and had an accumulated deficit of $24.3 million.

We expect net losses to continue in connection with our ongoing activities, particularly as we continue to invest in commercialization and new product development. On a gross basis, we have approximately $157.0 million in cash which we expect to be sufficient to support our operations beyond the next twelve months.

We may seek to sell additional common or preferred equity or convertible debt securities, enter into an additional credit facility or another form of third-party funding or seek other debt financing. The sale of equity and convertible debt securities may result in dilution to our stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our platform technologies or products or grant licenses on terms that are not favorable to us. Additional capital may not be available on reasonable terms, or at all.

Cash

Our cash and cash equivalents balance as of March 31, 2022 was $157.0 million. Our future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Cash Flows Summary

Comparison of the three months ended March 31, 2022 and March 31, 2021

	Three months ended March 31,
(in thousands)	2022	2021

Statement of Cash Flows Data:
Net cash used in operating activities	$(14.8)	$(4.1)
Net cash provided by/(used in) investing activities	$(2.0)	$(0.1)
Net cash provided by financing activities	$0.2	$1.5

Cash flows for the three months ended March 31, 2022 and 2021

Operating Activities

Net cash used in operating activities during the three months ended March 31, 2022 was $14.8 million, attributable to net income of $42.5 million and a net change in our net operating assets and liabilities of $0.7 million and non-cash items of $58.0 million. Non-cash items consisted of a gain of $60.7 million due to the change in fair value of our warrant liabilities, partially offset by $2.3 million in stock-based compensation, $0.2 million of depreciation and amortization and $0.2 million for non-cash lease expense. The $0.7 million change in our net operating assets and liabilities was primarily due to a $0.6 million increase in accounts payable, $0.2 million in lease liabilities, $1.0 million in prepaid and other assets, partially offset by a $1.1 million increase in accrued expenses.

Net cash used in operating activities for the three months ended March 31, 2021 was $4.1 million, attributable to a net loss of $5.2 million and a net change in our net operating assets and liabilities of $0.8 million and non-cash items of $0.3 million. Non-cash items consisted of $0.3 million in stock-based compensation. The $0.8 million change in our operating assets and liabilities was primarily due to a $0.8 million increase in accrued expenses, and a $0.1 million increase in accounts payable, partially offset by a $0.1 million increase in prepaid expenses and other current assets.

Cash flows used in Investing Activities

Net cash used by investing activities for the three months ended March 31, 2022 was $2.0 million for fixed asset purchases consisting mainly of R&D equipment and leasehold improvements.

Net cash used in investing activities for the three months ended March 31, 2021 was $0.1 million for equipment purchases.

Cash flows provided by Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2022 was $0.2 million consisting of $0.3 million received for stock option exercises partially offset by $0.1 million of loan repayments.

Net cash provided by financing activities for the three months ended March 31, 2021 was $1.5 million and related to the proceeds of $1.5 million from the term loan.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Our management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our consolidated financial statements.

While our significant accounting policies are described in the notes to our historical condensed consolidated financial statements (see Note 2 of the accompanying condensed consolidated financial statements), we believe the following critical accounting policy requires significant judgment and estimates in the preparation of our condensed consolidated financial statements:

Stock-Based Compensation

We account for all stock-based compensation, including stock options and warrants, at fair value and recognize stock-based compensation expense for those equity awards, net of actual forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of our stock options and warrants on the date of grant is determined by a Black-Scholes pricing model utilizing key assumptions such as the fair value of the common stock, expected volatility and expected term. Our estimates of these assumptions are primarily based on the fair value of our stock, historical data, peer company data and judgment regarding future trends. The fair value of our common stock has been determined by our board of directors at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, our financial position and historical financial performance, the status of technological developments within our proposed products, the illiquid nature of the common stock, arm’s length sales of our capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others, as our common stock is not actively traded. We use the simplified method when calculating the expected term due to insufficient historical exercise data. Our stock is currently publicly traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries. The dividend yield used is zero, as we have never paid any cash dividends and does not anticipate doing so in the foreseeable future.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 “Summary of Significant Accounting Policies – Recently Issued Accounting Pronouncements” in our condensed consolidated financial statements contained in this Quarterly Report on Form 10-Q.

Emerging Growth Company

Following the Business Combination, we became an “emerging growth company,” as defined in the JOBS Act. Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Item 4. Controls and Procedures.

Background and Remediation of Material Weakness

In connection with our evaluation of disclosure controls and procedures covering our condensed consolidated financial statements as of December 31, 2020 and 2021, we identified material weaknesses in our internal control over financial reporting. We have concluded that material weaknesses exist in our evaluation of disclosure controls and procedures, including internal control over financial reporting, as we do not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting requirements of a public company. These material weaknesses manifested themselves in ways that included the improper segregation of duties relating to the recording of journal entries and the reconciliation of key accounts, as well as the analysis of accounting for certain transactions and accounts.

We are focused on designing and implementing effective internal controls measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediate the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

●	the hiring and continued hiring of additional accounting, finance and legal resources with public company experience; and

●	implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts.

These actions and planned actions are subject to ongoing evaluation by management and will require testing and validation of design and operating effectiveness of internal controls over financial reporting over future periods. We are committed to the continuous improvement of our internal control over financial reporting and will continue to review the internal controls over financial reporting.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2022, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective as of March 31, 2022 to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the Securities and Exchange Act is recorded, processed, summarized and reported as and when required.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

Other than the material weaknesses described above, there have been no changes in our internal control over financial reporting identified in connection with the evaluation of such internal control required by Rules 13a-15(d) and 15d-15(d) under the Exchange Act that occurred during the quarter ended March 31, 2022 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

As of the date of this Quarterly Report on Form 10-Q, to our knowledge, we are not party to and our property is not subject to any material pending legal proceedings. However, from time to time, we may become involved in legal proceedings or subject to claims that arise in the ordinary course of our business activities. Regardless of the outcome, such legal proceedings or claims could have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 1A. Risk Factors.

There have been no material changes in our risk factors from those disclosed in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K filed with the SEC on March 31, 2022.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Unregistered Sales of Equity Securities

Not applicable.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the three months ended March 31, 2022.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File / Registration Number

10.1*+	Amended and Restated Non-Employee Director Compensation Policy

31.1*	Certification of Principal Executive Officer Pursuant to Rules 12a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer and Principal Accounting Officer Pursuant to Rules 12a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32*†	Certifications of Principal Executive Officer and Principal Financial Officer and Principal Accounting Officer Pursuant to 18 U.S.C Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Filed herewith.

†	The certifications furnished in Exhibit 32 hereto are deemed to accompany this Quarterly Report and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the registrant specifically incorporates it by reference.

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Quarterly Report on Form 10-Q to be signed on its behalf by the undersigned thereunto duly authorized.

VICARIOUS SURGICAL INC.

May 9, 2022	By:	/s/ Adam Sachs
Adam Sachs
Chief Executive Officer and President
(Principal Executive Officer)

May 9, 2022	By:	/s/ William Kelly
William Kelly
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 10.1

Vicarious Surgical Inc.

Amended and Restated Non-Employee Director Compensation Policy

Non-employee members of the board of directors (the “Board”) of Vicarious Surgical Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or issued, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The adoption of this Policy shall have no effect on any cash or equity compensation granted to non-employee directors prior to the adoption of this Policy.

I. Cash Compensation

A. Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

B. Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:

1. Chair of the Board. A Non-Employee Director serving as Chair of the Board shall receive an additional annual retainer of $35,000 for such service.

2. Audit Committee. A Non-Employee Director serving as Chair of the Audit Committee shall receive an additional annual retainer of $18,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Audit Committee shall receive an additional annual retainer of $6,300 for such service.

3. Compensation Committee. A Non-Employee Director serving as Chair of the Compensation Committee shall receive an additional annual retainer of $14,250 for such service. A Non-Employee Director serving as a member other than the Chair of the Compensation Committee shall receive an additional annual retainer of $5,500 for such service.

4. Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chair of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $4,650 for such service.

C. Payment of Retainers. The retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter, unless the Non-Employee Director elects to receive equity in lieu of cash in accordance with Sections I(D) and I(E). In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

D. Election for Equity in Lieu of Cash Retainers. A Non-Employee Director may elect to receive a fully-vested grant of the Company’s Class A common stock (the “Common Stock”) under the Company’s 2021 Equity Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) with a fair market value of the retainer amounts described in Sections I(A) and I(B) above in lieu of receiving cash in such amounts. Prior to the end of each calendar year, each Non-Employee Director shall make an election with respect to the retainers described in Sections I(A) and I(B) for the following calendar year, indicating whether he or she elects to receive the retainers in cash or equity. If no election has been made as of the first day of the year, the Non-Employee Director shall receive all retainers in cash. If a previous election has been made to receive equity in lieu of cash, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form for the following calendar year. Each newly elected or appointed Non-Employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the retainers in cash or equity.

E. Grant of Equity in Lieu of Cash Retainers. In the event an election is made pursuant to Section I(D) to receive equity in lieu of cash with respect to the retainers described in Sections I(A) and I(B), such Non-Employee Director shall automatically be granted on the last trading day of the calendar quarter a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such Non-Employee Director’s cash retainer for such calendar quarter, determined by dividing (A) the aggregate amount of the retainer by (B) the closing price of the Common Stock on the New York Stock Exchange on such date (rounded down to the nearest whole share).

II. Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all Restricted Stock Unit (“RSU”) grants made pursuant to this Policy are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan.

A. Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive RSUs with a grant date fair value of $301,800, on the date of such initial election or appointment. The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

2

B. Subsequent Annual Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall receive RSUs with a grant date fair value of $170,000, on the date of such annual meeting. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D. Terms of Awards Granted to Non-Employee Directors. Each Initial Award shall vest and become exercisable in thirty six (36) substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Subsequent Award shall vest and become exercisable in twelve substantially equal monthly installments following the date of grant, such that the Subsequent Award shall be fully vested on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. A Non-Employee Director shall become fully vested in all outstanding RSUs subject to an Initial Award or any Subsequent Award upon a change in control of the Company subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director until immediately prior to the consummation of a change of control transaction.

* * * * *

In no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of (1) equity awards to be granted and (2) any cash compensation paid to any Non-Employee Director exceed $1,000,000 in any calendar year.

* * * * *

3

 Exhibit 31.1

CERTIFICATIONS UNDER SECTION 302

I, Adam Sachs, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Vicarious Surgical Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 9, 2022

/s/ Adam Sachs
Adam Sachs
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATIONS UNDER SECTION 302

I, William Kelly, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Vicarious Surgical Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 9, 2022

/s/ William Kelly
William Kelly
Chief Financial Officer
(Principal Financial Officer)

Exhibit 32

CERTIFICATIONS UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of Vicarious Surgical Inc., a Delaware corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Quarterly Report for the quarter ended March 31, 2022 (the “Form 10-Q”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: May 9, 2022	/s/ Adam Sachs
Adam Sachs
Chief Executive Officer
(Principal Executive Officer)

Dated: May 9, 2022	/s/ William Kelly
William Kelly
Chief Financial Officer
(Principal Financial Officer)